EXHIBIT 10.11(b)

Columbia Sportswear Company
Executive Incentive Compensation Plan

Article 1

Name of Plan. The name of the Plan shall be the Columbia Sportswear Company Executive Incentive Compensation Plan (the Plan).

Article 2

Effective Date of Plan. The effective date of the Plan shall be January 1, 1999. The Plan shall be subject to the approval of a majority of the shareholders of Columbia Sportswear Co. (the Company) at the first annual shareholders meeting to be held after the effective date. No payments will be made under the Plan unless and until such approval is obtained.

Article 3

Purpose of Plan. The purpose of this Plan is to provide an incentive to key executive officers of the Company who contribute to its success by offering an opportunity to such persons to earn compensation in addition to their salaries, based upon company success.

Article 4

Administration of Plan. The Plan shall be administered by the Compensation Committee (the Committee) of the Board of Directors (the Board) of the Company. The Committee shall have the full power and authority to administer the Plan. In applying and interpreting the provisions of the Plan, the decisions of the Committee shall be final.

Article 5

Eligibility. The Committee shall determine the key executive officers of the Company who shall participate in the Plan for any fiscal year as soon as practicable following the beginning thereof, but no later than 90 days after the beginning of the year. Such determination shall be in writing and shall be communicated to eligible executives as soon as practicable.

Article 6

Performance Goals. From time to time, the Committee shall establish performance goals based on one or more targeted levels of performance with respect to "performance criteria" with respect to the Company or any business unit as reported or calculated by the Company, which may include but is not limited to, one or more of the following: revenues, sales, earnings, or earnings per share, or the growth of Company revenues, sales earnings, earnings per share, book value per share, stock price appreciation, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on invested capital, working capital, market or economic value added, operating income (including or excluding depreciation, amortization, unusual or infrequently occurring items, restructuring charges or other expenses), operating margins, inventories, inventory turns, debt, debt plus equity, cost control, strategic initiatives, market share, net income, improvements in capital structure, cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital). The performance goals to be applied for any calendar year shall be determined by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the U.S. Internal Revenue Code (the Code), or any successor provision thereto, and the regulations thereunder. Each eligible executive’s bonus shall be determined, in such manner as the Committee shall prescribe, by the extent to which the Company attains these performance goals. The specific performance goals to which each eligible executive’s bonus is tied shall be at the discretion of the Committee. The audited financial statements of the Company will be used to measure all financial goals, where applicable. The Committee shall have the discretion to include or exclude any (i) asset write downs, (ii)

litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) unusual or infrequently occurring extraordinary nonrecurring items as described in Accounting Standards Codification Subtopic 225 20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, and (viii) gains and losses on asset sales, however, any decision to include or exclude such items or to adjust performance goals shall be made by the Committee at or prior to the time the Committee establishes performance goals for the calendar year as prescribed above in this Article 6.

Article 7

Amount of Target Bonus. Upon determining that an executive is eligible to participate in the Plan, the Committee shall determine a target bonus for such executive. The target bonus shall be stated as a percentage of the eligible executive’s base salary.

After the end of the year, the Committee shall determine the extent to which the Company has reached the performance goals established for the eligible executives. The Committee shall have the discretion to reduce the amount payable to any participant for a calendar year by up to 100% based upon factors which it determines, in its discretion, warrant such reduction.

Notwithstanding any other provision of the Plan, the maximum amount payable to any participant under the Plan for a calendar year will not exceed $4 million.

Article 8

Time of Payment. Payments will be made as soon as practicable after the Committee has certified the amounts payable under the Plan based upon audited financial results of the Company for the calendar year. No payments will be made under the Plan in respect of any calendar year unless the predetermined performance goals have been satisfied.

Article 9

Term of Plan. The Plan shall remain in effect until terminated by the Board.

Article 10

Separation. In case of separation from the Company due to death, disability, or retirement an individual or his or her beneficiaries shall receive a bonus, which is prorated for the period of time that the eligible executive was employed by the Company during the year in which the eligible employee died, became disabled or retired. Retirement shall have the same meaning a provided in the applicable policy maintained by the Company or, in absence of such policy, as determined by the Committee in its discretion in accordance with applicable law. The amount of such payment shall be determined and payable after the end of such year. In case of separation from the Company for any other reason, an eligible executive shall not be entitled to a bonus under this Plan for the year in which the separation occurs.

Article 11

Amendment of the Plan. The Board shall have the power to amend or terminate this Plan, in whole or in part, at any time, except that the Board shall not have the right to change the performance goals established by the Committee under Article 6, above. The Plan shall not create any rights of future participation in any employee. No person eligible to receive a bonus under this Plan shall have any rights to pledge, assign, or otherwise dispose of any unpaid portion of such bonus.
Article 12

Section 409A of the Code.  The Plan and bonus awards granted under the Plan are intended to be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short term deferral exception described in Treasury Regulation Section 1.409A 1(b)(4) or otherwise. To the extent Section 409A is applicable to the Plan or any bonus award granted under the Plan, it is intended that the Plan and such awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any bonus award granted under the Plan to the contrary, the Plan and any bonus award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any bonus award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any bonus award granted under the Plan to which Section 409A applies, all references in the Plan or any bonus award granted under the Plan to the termination of the participant’s employment or service are intended to mean the participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if the participant is a “specified employee,” within the meaning of Section 409, then to the extent necessary to avoid subjecting the participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any bonus award granted under the Plan during the six month period immediately following the participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the participant during such period, but shall instead be accumulated and paid to the participant (or, in the event of the participant’s death, the participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the participant’s separation from service or the participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Board of Directors, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any bonus award granted under the Plan so that the award qualifies for exemption from or complies with Section 409A; provided, however, that the Board of Directors makes no representations that bonus awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to bonus awards granted under the Plan.
Article 13

Recovery of Incentive Compensation. Notwithstanding any other provision of the Plan to the contrary and to the maximum extent allowed by law, bonus awards granted under the Plan shall be subject to the Company’s current incentive compensation recovery policy, if any, as it may be amended from time to time, and any other compensation recovery policies as may be adopted from time to time by the Company to comply with applicable law and/or stock exchange requirements, or otherwise, to the extent determined by the Committee in its discretion to be applicable to an executive participating in the Plan.